Exhibit 1.01 – Conflict Minerals Report (CMR)

Conflict Minerals Report of Hasbro, Inc.

Section 1: Introduction

This is the Conflict Minerals Report of Hasbro, Inc. (herein referred to as "Hasbro," the Company," "we," "us," or "our ") for calendar year 2019 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1"). Certain terms in this report are defined in Rule 13p-1 and Form SD and the reader is invited to refer to those sources for complete definitions of these terms.

Hasbro marketed products based on owned, controlled and licensed intellectual properties within our brand architecture under the following four brand categories during 2019, each of which may include products containing 3TG: (1) Franchise Brands; (2) Partner Brands; (3) Hasbro Gaming; and (4) Emerging Brands. Examples of where 3TG can be found in our products are shown below.  In all cases, those metals are inaccessible to the consumer because they are located within internal components. As noted above, eOne’s products were not in scope for the 2019 conflict minerals report due to the fact that all of their products were licensed to third parties, eOne did not manufacture any products and had no contract manufacturers (as defined below).

Franchise Brands: Franchise Brands are Hasbro’s most significant owned or controlled properties which we believe have the ability to deliver significant revenues and growth over the long-term. Our seven Franchise Brands are BABY ALIVE, MAGIC: THE GATHERING, MONOPOLY, MY LITTLE PONY, NERF, PLAY-DOH and TRANSFORMERS. An example of 3TG used in Franchise Brands is the NERF Ultra One Motorized Blaster which contains tin in the solder and pins in the Printed Circuit Board Assembly. Gold is also found in the plating for the Printed Circuit Board Assembly.

Partner Brands: Partner Brands include those brands licensed by Hasbro from other parties for which Hasbro develops toy and game products. Significant Partner Brands include MARVEL, including SPIDER-MAN and THE AVENGERS, STAR WARS, DISNEY PRINCESS and DISNEY FROZEN, DISNEY’S DESCENDANTS, BEYBLADE, DREAMWORKS’ TROLLS and SESAME STREET. Partner brands MARVEL, STAR WARS, DISNEY’S DESCENDANTS, DISNEY PRINCESS and DISNEY FROZEN are all owned by The Walt Disney Company (“Disney”).

Hasbro Gaming: Hasbro continues to transform game play through our strong portfolio of Gaming Brands, digital integration, the mining of social media trends to garner consumer insights and capitalize on popular gaming themes, and the rapid introduction of innovative new gaming brands and play experiences. Hasbro gaming includes brands such as CONNECT 4, DUNGEONS & DRAGONS, JENGA, THE GAME OF LIFE, OPERATION, SCRABBLE, TRIVIAL PURSUIT and TWISTER. In addition, Hasbro’s games portfolio also includes new social games brands as well as many other well-known game brands. An example of 3TG used in Hasbro Gaming is the Botched Operation Board Game which includes Tin in the electronic wire.

Emerging Brands: Emerging Brands are those owned or controlled Hasbro brands which have not achieved Franchise Brand status, but many of which the Company believes have the potential to do so over time with investment and further development. Hasbro Emerging Brands include brands such as LITTLEST PET SHOP, EASY BAKE, FURBY, FURREAL FRIENDS, PLAYSKOOL, and most recently, the POWER RANGERS brand, which we purchased in 2018. The Emerging Brands portfolio also includes the LOST

KITTIES brand, as well as brands currently being developed by the Company and other brands not captured in the other three categories. Commencing in fiscal 2020, eOne brands, including PEPPA PIG, PJ MASKS and RICKY ZOOM, will be reported in our Emerging Brands category. An example of 3TG used in Emerging Brands is the PLAYSKOOL Play Favorites Lullaby Gloworm Toy which includes Tin in the solder and plating in the Printed Circuit Board Assembly. Gold is found in the electronic wire and Tungsten in the Integrated Circuit in the Printed Circuit Board Assembly.

Section 2: Due diligence framework

Hasbro designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (OECD, 2016) ("OECD Framework").

Section 3: Due diligence measures undertaken

Hasbro's due diligence efforts for 2019 included the following steps:

Establish company management systems:

•Continued to communicate our conflict minerals policy to all contract manufacturers, ensuring they were made aware that Hasbro’s policy does not preclude them from sourcing conflict free minerals from the DRC or the adjoining countries, but is intended to encourage responsible sourcing. To summarize our conflict minerals policy, Hasbro requires suppliers to fully respond to our information requests, provide a list of smelter or refiner (“Smelters”) names, source from conflict free Smelters as determined by a third-party audit program such as the Responsible Minerals Initiative (RMI), London Bullion Market Association, or any other recognized equivalent, and to initiate contact with non-audited Smelters to persuade such Smelters to undergo a Responsible Minerals Assurance Process (“RMAP”) audit of their due diligence practices.

•Continued operating under our internal governance structure created in 2013, which is overseen by members of our senior management team and includes a cross functional conflict minerals steering committee and working group comprised of representatives from the Global Government and Regulatory Affairs, Corporate Social Responsibility, Global Sourcing, Legal, Finance and Internal Audit functions of Hasbro. The Senior Director, Global Ethical Sourcing oversees the program and its implementation.

•Provided surveyed contract manufacturers with training presentations that included an overview of the conflict minerals rule under the Dodd-Frank Act, as well as trainings on how to complete the survey. The communication and training specified that contract manufacturers should not ban sourcing 3TG from the DRC region in order to maintain support of socio-economic regional development, so long as the contract manufacturers are utilizing only conformant Smelters. In addition, Hasbro directly reviewed a sample of contract manufacturer conflict minerals policies to ensure that they included the minimum policy requirements and did not ban minerals from the DRC region.

•Continued to engage with contract manufacturers that Hasbro believed were most likely to supply products containing 3TG, informing them that Hasbro is subject to Section 1502 of the Dodd Frank Act and that their cooperation in responding to the survey is required.

•Conducted supply chain surveys using a third-party platform based on the RMI Conflict Minerals Reporting Template (CMRT). Surveys were sent to the 32 contract manufacturers of products identified during our applicability assessment as potentially containing 3TG.

•Engaged as necessary with unaudited Smelters by sending a letter requiring that they undergo the RMI audit process in order to demonstrate compliance with the Hasbro Conflict Minerals policy.

•Continued to maintain our grievance mechanism to enable the reporting of grievances via the Hasbro Conflict Minerals email box.

•Continued to retain conflict minerals program documentation for 5 years.

Identify and assess risks in the supply chain

•Contract manufacturers surveyed were asked to identify Smelters that process conflict minerals contained in our products, including country of origin of the 3TG, based on the RMI CMRT. Hasbro required vendors to provide information on Hasbro products only (“product-level declarations”).

•Every survey was entered into our third-party technology platform and then reviewed by the technology platform, a third-party consultant and, where deemed necessary, Hasbro personnel.

•Non-responsive contract manufacturers and survey responses that we believed to be incomplete or inconsistent were identified and resolved to achieve 100% complete/consistent responses.

•Reasons for follow-up with contract manufacturers included, but were not limited to, that the contract manufacturer did not provide a complete or accurate Smelter list, did not receive complete 3TG sourcing information from all of its relevant suppliers, the response was not specific to Hasbro products only, or inconsistencies were identified in the answers contract manufacturers provided within the survey.

•Smelters identified by contract manufacturers surveyed by Hasbro were compared against lists maintained by the technology platform provider, the current Smelter lists from the RMAP and our external consultant. This was done to confirm the validity of Smelters and the plausibility of the countries of origin.

•Reviewed contract manufacturers policies and procedures directly, in addition to conducting Responsible Business Alliance (RBA) audits, in order to ensure they meet minimum requirements.

•Conducted remote visits to a contract manufacturers and Smelters in order to learn more about effective implementation and challenges to responsible mineral use.

Design and implement a strategy to respond to identified risks

•Executive members of the steering committee met three times during the 2019 conflict minerals due diligence period to review the results of the applicability assessment, survey review and associated risks.

•Contract manufacturers that did not respond to Hasbro's initial survey request were sent escalation letters directing that they provide the information requested. In cases where additional follow-up was needed, emails were sent by the technology platform, by our third-party consultant and contact was made by Hasbro management.

•Contract manufacturers that provided survey responses identifying Smelters not on the RMI’s active or compliant Smelter lists were sent corrective action letters, as necessary, noting that Hasbro requires them to source 3TG from RMAP-compliant Smelters. In the corrective action letters, Hasbro requested that contract manufacturers that source from non-RMAP-compliant Smelters verify if the Smelters are in the Hasbro supply chain. If the Smelter was not in the supply chain, they were required to update their response and remove the Smelter from their list. If the Smelter was is in the supply chain, contract manufacturers were instructed to contact the respective Smelters and require them to participate in a recognized conflict minerals audit program and provide documentation of this to Hasbro. If they were not able to obtain Smelter cooperation, the contract manufacturers were reminded of the Hasbro conflict minerals sourcing policy and requirement to remove the unaudited Smelter from their supply chain for Hasbro Products.

Carry out independent third-party audit of Smelter due diligence practices
Hasbro is a downstream consumer of 3TG and is many steps removed from Smelters that provide minerals and ores. Hasbro does not purchase raw minerals or ores and does not directly purchase 3TG. Therefore, Hasbro does not perform or direct audits of Smelters within the supply chain. Rather, as a member of the RMI we rely on and support the audits carried out by that organization. Those audits confirm that Smelters conform to the OECD Due Diligence Guidance for their own sourcing practices by reviewing the Smelter sourcing/conflict minerals policy and verifying implementation.

Report annually on supply chain due diligence

This report and the associated Form SD are available online at the following internet address http://csr.hasbro.com/has19-conflict-minerals-report.php.

Section 4: Determination
Based on the due diligence described above for 2019, Hasbro was able to determine that some of 3TG used by our contract manufacturers for Hasbro products did originate in the Covered Countries and/or from recycled or scrap sources.

As a downstream consumer of 3TG, Hasbro must rely on its contract manufacturers to gather information about Smelters in the supply chain. Hasbro received responses from 100% of the contract manufacturers it surveyed (the survey included all 32 contract manufacturers identified as potentially incorporating 3TG into products supplied to Hasbro). The relevant contract manufacturers declared a total of 161 unique Smelter names as the source of 3TG in Hasbro products.  Of the 161 declared Smelters, 161 (100%) were designated as conflict free under the RMAP for 2019.  However, we are unable to link specific Smelters to our applicable products.

The results of our due diligence of the 3TG used in our in-scope products are noted below:

2019 Smelters	Tin	Tungsten	Tantalum	Gold	Total
Total number of Smelters	71	30	19	41	161
Number (%) of Smelters listed as conformant by RMI	71(100%)	30 (100%)	19 (100%)	41(100%)	161 (100%)
Number (%) of Smelters not sourcing from Covered Countries (RMI)	69 (97%)	25 (83%)	10 (52%)	17 (41%)	121 (75%)
Number (%) of Smelters that are conformant or not sourcing from the Covered Countries	71(100%)	30 (100%)	19 (100%)	41 (100%)	161 (100%)

Status of Identified Smelters

Set forth in Annex 1 is a list of the unique Smelter names disclosed to us by contract manufacturers broken down by metal. Based on the information provided by Hasbro’s contract manufacturers, from the RMAP and other sources, Hasbro believes that the countries of origin of the 3TG contained in some of our products might include Covered Countries, as well as recycled and scrap sources, but we are not able to make that determination at this time for all products or sources. The aggregated list of Countries of Origin based on RMI Country of Origin list and the Smelters reported to us by our contract manufacturers is set forth in Annex 2.

The Hasbro sourcing model is designed to provide Hasbro flexibility to move production of products among contract manufacturers based on contract manufacturer capacities and product demand.  Consequently, there may be instances where the same Hasbro branded product is manufactured by multiple contract manufacturers, which increases the complexity in linking a product with specific Smelters.

Section 5: Independent audit

Hasbro has determined that for 2019 an independent private sector audit is not required.

Section 6: Continuous Improvement efforts to mitigate risk

Hasbro took the following steps to improve our program overall, the number and quality of responses in the 2019 compliance period and to mitigate risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•Hasbro’s Senior Vice President, Global Government Affairs & Corporate Social Responsibility issued a response request letter to all contract manufacturers for the 2019 reporting year survey.

•Achieved a 100% response rate from all applicable contract manufacturers and resolved 100% of inconsistent responses from contract manufacturers.

•Continued to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding 3TG in a timely manner, such as through incorporation of conflict minerals requirements into Hasbro’s Vendor Manual, which is incorporated into Hasbro’s Master Agreements with contract manufacturers.

•Rather than relying on contract manufacturers to provide country of origin information, we undertook our own efforts to identify countries of origin using our third-party technology provider. Our external consultant conducted a further plausibility review to ensure that the identified countries have known 3TG ore mining operations or proven mineral reserves.

•Continued to work with contract manufacturers to help them understand the importance of this initiative to Hasbro and to encourage their participation in the conflict minerals survey through trainings for relevant contract manufacturers. Since most of our contract manufacturers are based in the People’s Republic of China, Hasbro conducted in-person training sessions with our Chinese contract manufacturers, as well as virtual trainings for other countries. We believe this resulted in improvements in identifying Smelters applicable to Hasbro.

In the next compliance period, Hasbro intends to take the following steps to further improve the number and quality of contract manufacturer responses and continue to mitigate the risk that 3TG used in Hasbro products may finance or benefit armed groups in the Covered Countries:

•Continue to use contract terms and conditions for new contracts requiring contract manufacturers to respond to inquiries regarding conflict minerals in a timely manner.

•Continue engaging with contract manufacturers, with the objective of maintaining a 100% response rate from all applicable contract manufacturers and obtaining complete lists.

•Continue to work with contract manufacturers to identify to the extent possible the source of 3TG used in Hasbro's products.

•Continue to build capabilities with active and new contract manufacturers by helping them understand the importance of this initiative to Hasbro and to encourage their participation through contract manufacturer trainings.

•Continue to require that any 3TG included in our products be sourced from Smelters that are identified as conflict free through the RMAP or an audit program with which RMAP has a mutual recognition agreement.

•Continue working with our contract manufacturers to better understand how individual sources of 3TG may apply to our individual product categories.

•As a result of becoming a full RBA member in October 2016, Hasbro will continue to utilize an annual RBA Validated Audit Process (VAP) or Customer Managed Audit (CMA) audit for 100% of our contract manufacturers, which includes verifying that a manufacturer has a documented, effective and communicated conflict minerals policy and management program.

•Continue to emphasize that Hasbro’s policy does not preclude contract manufacturers from sourcing conflict free minerals from the DRC and adjoining countries and communicate this policy provision to contract manufacturers.

Certain statements in this Conflict Minerals Report contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations concerning the Company's future actions to engage contract manufacturers, to identify to the extent possible the source of 3TG in its products and to take other actions regarding its product sourcing. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties including, but not limited to, decisions to make changes in the Company’s continual improvement efforts and delays or difficulties in engaging contract manufacturers and identifying the source of 3TG contained in the Company’s products.

ANNEX 1

 Identified Smelters
(of the 161 identified Smelters, all 161 were RMAP conformant for 2019)*

Metal	Official Smelter Name	RMI Smelter ID	Smelter Country
Gold	8853 S.p.A.	CID002763	Italy
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Japan
Gold	Argor-Heraeus S.A.	CID000077	Switzerland
Gold	Asahi Refining Canada Ltd.	CID000924	Canada
Gold	Asahi Refining USA Inc.	CID000920	United States
Gold	AU Traders and Refiners	CID002850	South Africa
Gold	Cendres + Metaux S.A.	CID000189	Switzerland
Gold	DS PRETECH Co., Ltd.	CID003195	Korea, Republic of
Gold	Geib Refining Corporation	CID002459	United States
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	China
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	China
Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	Germany
Gold	Italpreziosi	CID002765	Italy
Gold	Jiangxi Copper Co., Ltd.	CID000855	China
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Japan
Gold	Kennecott Utah Copper LLC	CID000969	United States
Gold	Kojima Chemicals Co., Ltd.	CID000981	Japan
Gold	LT Metal Ltd.	CID000689	Korea, Republic of
Gold	Marsam Metals	CID002606	Brazil
Gold	Materion	CID001113	United States
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Singapore
Gold	Metalor Technologies S.A.	CID001153	Switzerland
Gold	Metalor USA Refining Corporation	CID001157	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Mexico
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Austria
Gold	PAMP S.A.	CID001352	Switzerland
Gold	Rand Refinery (Pty) Ltd.	CID001512	South Africa
Gold	SAAMP	CID002761	France
Gold	Safimet S.p.A	CID002973	Italy
Gold	SEMPSA Joyeria Plateria S.A.	CID001585	Spain

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	China
Gold	Singway Technology Co., Ltd.	CID002516	Taiwan
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	China
Gold	Umicore Brasil Ltda.	CID001977	Brazil
Gold	United Precious Metal Refining, Inc.	CID001993	United States
Gold	Valcambi S.A.	CID002003	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Australia
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	China
Tantalum	D Block Metals, LLC	CID002504	United States
Tantalum	Exotech Inc.	CID000456	United States
Tantalum	F&X Electro-Materials Ltd.	CID000460	China
Tantalum	FIR Metals & Resource Ltd.	CID002505	China
Tantalum	Global Advanced Metals Aizu	CID002558	Japan
Tantalum	Global Advanced Metals Boyertown	CID002557	United States
Tantalum	H.C. Starck Co., Ltd.	CID002544	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	Germany
Tantalum	H.C. Starck Inc.	CID002548	United States
Tantalum	H.C. Starck Ltd.	CID002549	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	CID002545	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	China
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	China
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	China
Tantalum	Taki Chemical Co., Ltd.	CID001869	Japan
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Kazakhstan
Tin	Alpha	CID000292	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	China
Tin	China Tin Group Co., Ltd.	CID001070	China
Tin	Dowa	CID000402	Japan
Tin	EM Vinto	CID000438	Bolivia
Tin	Fenix Metals	CID000468	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	China

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CID002849	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	China
Tin	Huichang Jinshunda Tin Co., Ltd.	CID000760	China
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Brazil
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Malaysia
Tin	Melt Metais e Ligas S.A.	CID002500	Brazil
Tin	Metallic Resources, Inc.	CID001142	United States
Tin	Metallo Belgium N.V.	CID002773	Belgium
Tin	Metallo Spain S.L.U.	CID002774	Spain
Tin	Mineracao Taboca S.A.	CID001173	Brazil
Tin	Minsur	CID001182	Peru
Tin	Mitsubishi Materials Corporation	CID001191	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Philippines
Tin	Operaciones Metalurgicas S.A.	CID001337	Bolivia
Tin	PT Artha Cipta Langgeng	CID001399	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Indonesia
Tin	PT Menara Cipta Mulia	CID002835	Indonesia
Tin	PT Mitra Stania Prima	CID001453	Indonesia
Tin	PT Refined Bangka Tin	CID001460	Indonesia
Tin	PT Timah Tbk Kundur	CID001477	Indonesia
Tin	PT Timah Tbk Mentok	CID001482	Indonesia
Tin	Resind Industria e Comercio Ltda.	CID002706	Brazil
Tin	Rui Da Hung	CID001539	Taiwan
Tin	Soft Metais Ltda.	CID001758	Brazil
Tin	Thaisarco	CID001898	Thailand
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	China
Tin	Yunnan Tin Company Limited	CID002180	China
Tin	CV Ayi Jaya	CID002570	Indonesia
Tin	CV Dua Sekawan	CID002592	Indonesia
Tin	CV Gita Pesona	CID000306	Indonesia
Tin	CV United Smelting	CID000315	Indonesia
Tin	CV Venus Inti Perkasa	CID002455	Indonesia
Tin	Gejiu Fengming Metallurgy Chemical Plant	CID002848	Indonesia
Tin	PT Aries Kencana Sejahtera	CID000309	Indonesia
Tin	PT Babel Inti Perkasa	CID001402	Indonesia
Tin	PT Babel Surya Alam Lestari	CID001406	Indonesia

Tin	PT Bangka Prima Tin	CID002776	Indonesia
Tin	PT Bangka Serumpun	CID003205	Indonesia
Tin	PT Bangka Tin Industry	CID001419	Indonesia
Tin	PT Belitung Industri Sejahtera	CID001421	Indonesia
Tin	PT Bukit Timah	CID001428	Indonesia
Tin	PT DS Jaya Abadi	CID001434	Indonesia
Tin	PT Inti Stania Prima	CID002530	Indonesia
Tin	PT Karimun Mining	CID001448	Indonesia
Tin	PT Kijang Jaya Mandiri	CID002829	Indonesia
Tin	PT Lautan Harmonis Sejahtera	CID002870	Indonesia
Tin	PT Panca Mega Persada	CID001457	Indonesia
Tin	PT Premium Tin Indonesia	CID000313	Indonesia
Tin	PT Prima Timah Utama	CID001458	Indonesia
Tin	PT Rajehan Ariq	CID002593	Indonesia
Tin	PT Sariwiguna Binasentosa	CID001463	Indonesia
Tin	PT Stanindo Inti Perkasa	CID001468	Indonesia
Tin	PT Sukses Inti Makmur	CID002816	Indonesia
Tin	PT Sumber Jaya Indah	CID001471	Indonesia
Tin	PT Tinindo Inter Nusa	CID001490	Indonesia
Tin	PT Tommy Utama	CID001493	Indonesia
Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	Japan
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	China
Tungsten	Global Tungsten & Powders Corp.	CID000568	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	CID002542	Germany
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CID000769	China
Tungsten	Hydrometallurg, JSC	CID002649	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	CID000825	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	China
Tungsten	Kennametal Fallon	CID000966	United States
Tungsten	Kennametal Huntsville	CID000105	United States
Tungsten	KGETS CO., LTD.	CID003388	Korea, Republic of
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	China
Tungsten	Masan Tungsten Chemical LLC (MTC)	CID002543	Vietnam
Tungsten	Niagara Refining LLC	CID002589	United States

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Austria
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	China
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CID002095	China
* Legitimate Smelter facility names, locations and conformance status reported by RMI as of April 20, 2020.

ANNEX 2

Countries of Origin of 3TG

Country of Origin
Argentina - G	Guyana – G	Russian Federation – 3TG
Australia - 3TG	Honduras – G	Rwanda – 3TG
Austria - Ta, W	India – Ta	Saudi Arabia -G
Azerbaijan - G	Indonesia – G, SN, W	Senegal - G
Benin - G	Iran – G	Serbia - G
Bolivia - 3TG	Ivory Coast – G	Sierra Leone - Ta
Botswana - G	Japan – G	Slovakia - G
Brazil - 3TG	Kazakhstan – G	Solomon Islands - G
Burkina Faso - G	Kenya – G	Somaliland - Ta
Burundi - 3T	Laos -G, Sn, W	South Africa - G
Canada - G	Liberia – G	Spain – G, Ta, W
Chile - G	Madagascar – Ta	Suriname - G
China – 3TG	Malaysia – 3TG	Sweden - G
Colombia -3TG	Mali – G	Taiwan – Sn, W
Congo, Democratic Republic of the – 3TG	Mauritania – G	Tajikistan - G
Cuba - G	Mexico – G	Tanzania - G
Cyprus - G	Mongolia – G, Sn, W	Thailand – 3T
Dominican Republic - G	Morocco – G	Togo - G
Ecuador - G	Myanmar (Burma) – Sn, W	Turkey - G
Egypt - G	Namibia -G, Ta	Uganda – G, Sn, W
Eritrea - G	New Zealand -G	United Kingdom – G, Sn, W
Ethiopia - G, Ta	Nicaragua – G	Uruguay - G
Fiji - G	Niger – G	USA – G, W
Finland - G	Nigeria – 3T	Uzbekistan - W
France - Ta	Papua New Guinea - G	Venezuela - Sn
Georgia - G	Peru – G, Sn, W	Vietnam – Sn, W
Ghana - G	Philippines – G	Zambia - G
Guatemala - G	Portugal – Sn, W	Zimbabwe – G, Ta
Guinea – 3TG	Puerto Rico – G

Key:	3TG = Tantalum, Tin, Tungsten and Gold; 3T= Tantalum, Tin and Tungsten
G = Gold; Ta= Tantalum; Sn= Tin; W=Tungsten